As filed with the Securities and Exchange Commission on February 26, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

NAUTILUS, INC.
(Exact name of Registrant as specified in its charter)

Washington	94-3002667
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

17750 SE 6th Way
Vancouver, Washington 98683
(360) 859-2900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Non-Plan Restricted Stock Unit Agreements (Inducement Restricted Stock Unit Awards)
(Full title of the plans)

James Barr IV
Chief Executive Officer
Nautilus, Inc.
17750 SE 6th Way
Vancouver, Washington 98683
(360) 859-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Amanda Rose, Esq.
Chelsea Anderson, Esq.
Fenwick & West LLP
1191 2nd Avenue, 10th Floor
Seattle, Washington
(206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share (Inducement Restricted Stock Unit Awards)	385,000(2)	$3.57(3)	$1,374,450.00(4)	$178.40
Total	385,000		$1,374,450.00	$178.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Consists of shares issuable under new hire inducement restricted stock unit awards granted on December 11, 2019 and expected to be granted on or about February 27, 2020 in accordance with NYSE Listed Company Rule 303A.08.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sales price per share of Common Stock on February 21, 2020, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on February 26, 2020;

(b)	the Registrant’s Current Report on Form 8-K filed with the Commission on February 4, 2020; and

(c)
the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed on May 8, 2002 (File No. 001-31321) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation contain a provision eliminating the personal liability of its directors for monetary damages to the fullest extent permitted by Washington law. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty, but does not eliminate the personal liability of any director for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA, or (3) any transaction from which the director personally received a benefit in money, property, or services to which the director is not legally entitled.

Section 23B.08.510 of the WBCA authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director or officer and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided, however, that no such indemnity shall be made for or on account of any (1) acts or omissions of a director or officer that involve intentional misconduct or a knowing violation of law, (2) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (3) any transaction from which a director or officer personally received a benefit in money, property, or services to which such director or officer is not legally entitled. The Registrant’s amended and restated articles of incorporation require indemnification of the Registrant’s officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated articles of incorporation, amended and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for its directors and officers.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Articles of Incorporation of the Registrant	DEF 14A	001-31321	A	April 22, 2008

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-31321	3.1	April 5, 2005

4.3	Amendment to Amended and Restated Bylaws of the Registrant	8-K	001-31321	3.1	January 31, 2007

4.4	Form of Registrant’s Common Stock certificate					X

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X

99.1	Form of Inducement Restricted Stock Unit Agreement - Konold					X

99.2	Form of Inducement Restricted Stock Unit Agreement - Alseth					X

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Washington, on this 26th day of February, 2020.

NAUTILUS, INC.

By:	/s/ Aina E. Konold
Aina E. Konold
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Barr IV and Aina Konold, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James Barr IV	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2020
James Barr IV

/s/ Aina E. Konold	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2020
Aina E. Konold

/s/ M. Carl Johnson III	Director	February 26, 2020
M. Carl Johnson III

/s/ Ronald P. Badie	Director	February 26, 2020
Ronald P. Badie

/s/ Richard A. Horn	Director	February 26, 2020
Richard A. Horn

/s/ Anne G. Saunders	Director	February 26, 2020
Anne G. Saunders

/s/ Marvin G. Siegert	Director	February 26, 2020
Marvin G. Siegert